Exhibit 99.1


New York, April 05, 2005 -- Moody's Investors Service placed the Baa1 long-term rating of Ford Motor Company and the A3 long-term rating of Ford Motor Credit Company under review for possible downgrade. Ford Credit's short-term rating is not under review and is affirmed at Prime-2. Moody's is also reviewing the Baa2 long-term and Prime-2 short-term ratings of Hertz Corporation for possible downgrade. The review of the Ford rating is prompted by Moody's concerns about the company's ability to achieve its 2006 profit before tax target of $7 billion (approximately $4 billion from automotive operations and $3 billion from Ford Credit) and sustain credit metrics that are solidly supportive of the Baa1rating. Despite the important operational and financial progress that Ford continues to make since the 2002 implementation of its revitalization program, Moody's sees increasing risk that the company might not achieve the 2006 earnings target. These risks are reflected in: 1) Ford's rising health care costs that currently exceed $4 billion per year; 2) the severe underperformance of Ford's Premier Automotive Group due to the sizable loses at Jaguar; 3) the likelihood that Ford will have to shoulder a material financial burden in connection with a restructuring of Visteon; 4) a North American market share position that remains under increasing pressure; and, 5) Ford's recent recognition that rising competitive pressures will result in its 2005 earnings coming in near the low end of its guidance range. The notable positive accomplishments of Ford under its revitalization program include: 1) exceeding most of its cost reduction objectives; 2) a steady improvement in earnings and cash generation that will likely continue into 2006; 3) a major new product initiative that began in late 2004 and will continue into 2006; 4) the maintenance of a $23 billion automotive liquidity position; and 5) the solid performance of Ford Credit. Despite these positives, Moody's remains concerned that the earnings and cash flow levels likely to be achieved in 2006 may not be sufficiently robust to support a Baa1 rating. The review of Ford Credit's A3 senior unsecured rating is driven by the review of the Ford Motor Company rating and considers Moody's continuing one notch rating differential between the credits. Moody's ratings incorporate the business and financial interrelationships that exist between Ford Credit and its parent that influence Ford Credit's performance and financial condition. The one-notch rating differential is based on Moody's view that the unsecured creditors of Ford Credit are likely to experience better asset recovery than are the unsecured creditors of the parent company, were the companies to come under significant stress. Ford Credit's stand-alone profile also factors into the ratings. Management's efforts to improve credit quality are producing results, as reflected in 2004 earnings, as tighter underwriting has led to reduced loss frequency. Used car values continued to recover from prior lows, also improving loss performance and contributing to a lower loss provision. Ford Credit's liquidity is strong and it maintains access to diverse funding sources. Leverage continues to be high relative to historical levels. The review of Hertz is based on the ownership and operational ties between Hertz and Ford. Hertz is a 100%-owned subsidiary of Ford, it purchases 35% of its annual rental fleet from Ford, and Ford provides Hertz with a $500 million committed line of credit. Moody's review of the Ford rating will focus on: 1) the likelihood that Ford can reach its 2006 PBT target of $7 billion, and sustain healthy operating performance despite continued cyclicality; 2) the assumptions underlying Ford's intermediate-term forecasts, particularly with respect to market share, pricing, mix and fuel prices in North America; 3) the company's ability to contend with rising health care costs; and 4) the strategy for reversing the losses at Jaguar and for helping to restore a competitive operating model at Visteon. The review of Hertz will focus on the degree to which its credit profile might be compromised by further operational or financial stress at Ford. Ford Motor Company, headquartered in Dearborn, Michigan, is the world's second largest automobile manufacturer. Ford Motor Credit Company, also headquartered in Dearborn, Michigan, is the world's largest auto finance company.